Exhibit 3.2.31

Limited Liability Company Agreement

of

Olympian Publishing, LLC

This Limited Liability Company Agreement of Olympian Publishing, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of the 23rd day of August, 2005, by Tallahassee Democrat, Inc. (the sole Member of the Company).

RECITALS

The Member desires to form the Company to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Limited Liability Company Act (the “Act”).

Therefore, the Member hereby forms a limited liability company under the Act on the following terms and conditions:

Section 1. FORMATION

1.1 Formation of Company. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation pursuant to the Act with the Delaware Secretary of State. A copy of the Certificate is attached to this Agreement as Exhibit A.

1.2 Name. The name of the Company is “Olympian Publishing, LLC” and all Company business shall be conducted under that nine or such other names that comply with applicable law as the Member may select from time to time.

1.3 Purpose and Scope. Subject to the provisions of this Agreement and the Certificate, the purposes of the Company are to do all acts or things that may be necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes of the Company.

1.4 Term. The Company shall commence on the date the Certificate is filed and shall continue until dissolved pursuant to the terms of this Agreement or the Act.

1.5 Office; Agent. The registered office of the Company requited by the Act to be maintained in the State of Delaware shall be located at 1209 Orange Street, City of Wilmington, County of New Castle, or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The name and address of the registered agent of the Company shall be The Corporation Trust Company at 1209 Orange Street, City of Wilmington, County of New Castle. The Company may have such other offices as the Member may designate from time to time.

1.6 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

Act. The Delaware Limited Liability Company Act, as amended from time to time.

Agreement. This Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time in accordance with its terms.

Certificate. The Certificate of Formation of the Company, as originally filed and as amended or restated from time to time in accordance with this Agreement and the Act.

Company. Olympian Publishing, LLC, a Delaware limited liability company.

Member. Tallahassee Democrat, Inc.

Person. An individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

Section 2. CAPITALIZATION OF THE COMPANY

2.1 Initial Contributions. Promptly following the formation of the Company, the Member shall contribute $100 in cash to the Company.

2.2 Additional Contributions. The Member may, but shall have no obligation to, contribute additional capital to the Company, whether in cash or other property. If the Company does not have sufficient cash to pay its obligations, the Member may, but shall not be obligated to, advance all or part of the needed fluids to or on behalf of the Company. An advance described in this Section may constitute a loan from the Member to the Company and may bear interest at a rate determined by the Member.

Section 3. DISTRIBUTIONS AND ALLOCATIONS

3.1 Distributions. The Company may distribute cash or other property to the Member in such amounts and at such times as the Member may determine in its discretion; provided, however, no distribution shall be made by the Company if such distribution is prohibited by Section 18-607 of the Act. If the Member receives a distribution from the Company which is determined to have been prohibited by Section 18-607 of the Act, the Member shall, within thirty (30) days following notice, return such distribution to the Company.

3.2 Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated to the Member.

Section 4. MANAGEMENT

4.1 Management by Member. The business and affairs of the Company shall be managed by the Member. The Member shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company.

4.2 Officers. The Member may, from time to time, appoint one or more individuals to be officers of the Company. Any officers so appointed shall have such authority and perform such duties as the Member may, from time to time, delegate to them. Unless the Member decides otherwise, if the title of an officer is one commonly used for an officer of a business corporation formed under the Delaware General Corporation Law, the use of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of offices may be held by the same individual.

Section 5. INTERESTS ON MEMBERS

5.1 Limited Liability. Subject to the provisions of Section 18-502 of the Act, the Member shall have no personal liability for the expenses, liabilities or obligations of the Company. Subject to the provisions of Section 18-607 of the Act, the Member shall not be required to return any distribution made to it.

5.2 Dissolved Member. If the Member is dissolved or terminated, the powers of the Member may be exercised by its legal representative or successor. Upon the dissolution of the Member, the Company shall not dissolve but shall continue in existence.

Section 6. MEETINGS OF MEMBERS

6.1 Meetings Not Required. The Company shall not be required to hold Member meetings.

Section 7. ACCOUNTING MATTERS

7.1 Maintenance of Records. The Company shall keep books and records of accounts. The books and records shall be maintained on a basis determined by the Member.

7.2 Tax Matters. For federal income tax purposes, the Company shall be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii). Subject to the preceding sentence, the Member shall cause to be prepared and filed all necessary tax returns for the Company.

Section 8. DISSOLUTION AND LIQUIDATION

8.1 Events of Dissolution. Except as otherwise provided in this Agreement, the Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:

(a) Upon the election of the Member to dissolve the Company.

(b) Upon the sale or other disposition of all or substantially all of the assets and properties of the Company and distribution to the Member of the proceeds of the sale or other disposition.

8.2 Effect of Dissolution. Upon any dissolution of the Company under this Agreement or the Act, except as otherwise provided in this Agreement, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and liquidate its assets and properties in a businesslike manner.

8.3 Liquidation and Termination.

(a) If the Company is dissolved, then an accounting of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made, and the affairs of the Company shall thereafter be promptly wound up and terminated. The Member will liquidate the assets of the Company as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, will be applied and distributed in the following order:

(1) To the payment and discharge of all of the Company’s debts and liabilities to creditors (including the Member) in the order of priority as provided by law, other than liabilities for distributions to the Member; and

(2) The balance, if any, to the Member,

(b) After all of the assets of the Company have been distributed, the Company shall terminate.

(c) Notwithstanding anything to the contrary in this Agreement, upon liquidation of the Company, if the Member has a deficit or negative balance in the Member’s capital account (after giving effect to all contributions, distributions, allocations, and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any capital contribution to the Company, and the negative balance of the Member’s capital account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

8.4 Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Member shall prepare, execute and deliver to the Delaware Secretary of State a certificate of cancellation in accordance with Section 18-203 of the Act.

Section 9. GENERAL PROVISIONS

9.1 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware.

9.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Member, and its distributees, successors and assigns.

9.3 Headings. All headings are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

9.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, the provision will be fully severable; this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.5 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Member, and its successors and assigns, and no other Person will have any rights, interest or claims or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

9.6 Amendments. Any amendment to this Agreement shall be in writing, dated and signed by the Member. If any conflict arises between the provisions of the amendment, or amendments, and the terms hereof, the most recent provisions shall govern and control.

9.7 Exhibits. The following Exhibits attached to this Agreement shall be deemed to be a part of this Agreement and are fully incorporated herein by this reference:

Exhibit A Certificate of Formation

The Member has executed this Agreement as of the date set forth above.

Tallahassee Democrat, Inc., a Florida corporation

By	/s/ [signature illegible]
Its Vice President and Treasurer